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                                                             Exhibit 11


                                  KOLLMORGEN CORPORATION
                              COMPUTATION OF PER SHARE EARNINGS
               (Amounts in thousands, except per share amounts)
                                 (unaudited)


                                        For the               For the
                                  Three Months Ended    Nine Months Ended
                                    September 30,         September 30,
                                  ------------------   -------------------
                                    1996      1995       1996      1995
                                  --------  --------   --------  --------
Net income                        $ 1,804   $ 1,501    $ 5,681   $ 4,511

Less preferred stock dividends
     and accretion of discount          0      (582)      (285)   (1,746)
                                  --------  --------   --------  --------
Earnings applicable to
     primary common shares          1,804       919       5,396    2,765

Number of shares:
  Weighted average number of
     shares outstanding:
  Primary                          10,044     9,670     10,036     9,659
  Fully diluted                    10,056     9,670     10,082     9,659
                                  --------  --------   --------  --------
Earnings per common share:
  Primary                         $  0.18   $  0.10    $  0.54   $  0.29
                                  ========  ========   ========  ========
  Fully diluted                   $  0.18   $  0.10    $  0.54   $  0.29
                                  ========  ========   ========  ========




See accompanying notes to consolidated financial statements.
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